Exhibit 99.2

Consent to be Named as a Director Nominee

In connection with the filing by EngageSmart, LLC (to be converted from a Delaware limited liability company to a Delaware corporation (EngageSmart, Inc.)) of the Registration Statement on Form S-1 (No. 333-259101) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of EngageSmart, Inc. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments and supplements thereto.

Dated: September 13, 2021

/s/ Ashley C. Glover
Name: Ashley C. Glover